Exhibit 99.1

National Interstate Corporation Reports 2012 First Quarter Results

Richfield, Ohio, May 2, 2012—National Interstate Corporation (Nasdaq: NATL) today reported 2012 first quarter gross premiums written of $130.2 million and net after- tax earnings from operations of $8.6 million or $.44 per share. Gross premiums written decreased 3.0% compared to the 2011 first quarter due to previously reported activity related to certain products in the program business portion of the Company’s Alternative Risk Transfer (ART) component. Net after-tax earnings from operations also decreased 13.6% compared to last year reflecting adverse claims results in the quarter offset by higher investment income.

Earnings

The table below shows the Company’s net income per share determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between non-GAAP financial measures to better reflect the results related to the ongoing business.

	Three Months Ended March 31,
	2012	2011¹
	(In thousands, except per share data)
Net after-tax earnings from operations	$8,564	$9,909
After-tax net realized gain from investments	1,132	780
After-tax impact from balance sheet guaranty for Vanliner	50	(1,271)

Net income	$9,746	$9,418

Net after-tax earnings from operations per share, diluted	$0.44	$0.51
After-tax net realized gain from investments per share, diluted	0.06	0.04
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	—	(0.07)

Net income per share, diluted	$0.50	$0.48

¹	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26 (“ASU 2010-26”).

Net after-tax earnings from operations include underwriting income and net investment income. After-tax realized gains from investments and the after-tax impact on underwriting results related to the balance sheet guaranty from the Vanliner acquisition are separately presented to better reflect the results related to ongoing business.

Underwriting Results:

The following ratios exclude the impact from the balance sheet guaranty associated with the Vanliner acquisition to reflect the results of ongoing underwriting operations:

	Three Months Ended March 31,
	2012	2011¹
Losses and loss adjustment expense ratio	73.1%	67.0%
Underwriting expense ratio	23.3%	23.6%

Combined ratio	96.4%	90.6%

These underwriting ratios exclude the impact of the runoff of the guaranteed Vanliner business, based on premiums earned of $0.2 million and $15.3 million for the 2012 and 2011 first quarters, respectively.

¹	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under ASU 2010-26.

Claims: The loss and loss adjustment expense (LAE) ratio for the 2012 first quarter of 73.1% was 6.1 percentage points higher than the 2011 first quarter. The period over period variance was due in part to favorable claims results experienced in the 2011 first quarter when compared to the 2011 full year, elevated claims severity in the 2012 first quarter in primarily two products which have historically been profitable, and the impact from adverse claim development from prior years’ loss reserves.

The company has experienced quarterly fluctuations in its loss and LAE ratio in the past. In the 2012 first quarter, certain products in the Hawaii and Alaska and ART components had higher than average claims severity. In addition, the Company experienced unfavorable development from prior year claims, excluding the Vanliner balance sheet guaranty, of $1.9 million which increased the loss and LAE ratio by 1.8 percentage points for the 2012 first quarter, compared to $0.2 million or 0.2 percentage points of unfavorable development for the 2011 first quarter.

Underwriting Expenses: The underwriting expense ratio of 23.3% for the 2012 first quarter is consistent with the 23.6% underwriting expense ratio for the 2011 first quarter and within the expected range.

Dave Michelson, President and Chief Executive Officer said, “We are disappointed to start the year with elevated claims results. However, there does appear to be an element of timing considering our history of annual favorable prior year claims development and the fact that this first quarter severity occurred in traditionally well performing products.”

Investments:

Net investment income of $9.2 million for the 2012 first quarter was 33% above the 2011 first quarter and 12% above the 2011 fourth quarter. The higher investment income is attributable to the portfolio repositioning that occurred in the last half of 2011 when the Company took advantage of the steep yield curve and volatility in the fixed income sectors to reposition its portfolio into higher yielding investments.

The Company generated net realized gains from investments of $1.7 million for the 2012 first quarter primarily from gains related to Other Invested Assets which consists of holdings in limited partnership investments.

The Company maintains a high quality and diversified portfolio with approximately 94% of its fixed income portfolio rated NAIC 1 or 2 and an effective duration of 4.2 years. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	March 31, 2012
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$103,743	$6,178
Foreign government	5,708	63
State and local government	347,368	13,244
Mortgage backed securities	257,330	3,394
Corporate obligations	231,465	9,213
Preferred redeemable securities	8,301	(55)

Total fixed maturities	$953,915	$32,037

Perpetual preferred stock	1,377	69
Common stock	34,165	4,481

Total equity securities	$35,542	$4,550
Cash and short-term investments	$27,559	$—

Total	$1,017,016	$36,587

Impact from the Vanliner Guaranteed Runoff Business:

As previously disclosed, the seller of Vanliner provided National Interstate with comprehensive financial guarantees related to the runoff of Vanliner’s final balance sheet whereby both favorable and unfavorable balance sheet development inures to the seller. Additionally, as a result of purchase accounting requirements the Company was required to determine the fair value of the future economic benefit of the financial guarantees and acquired loss reserves, as of the date of acquisition, despite the fact that actual gains and losses related to the financial guaranty will be reflected in operations as they are incurred in future periods. Therefore, the timing of the revenues and expenses associated with the guaranteed runoff business will not occur in the same period and will result in combined ratios which are not consistent with the negotiated combined ratio which was to approximate 100% for the Vanliner guaranteed business. As such, the after-tax impact from the runoff business guaranteed by the seller has been removed from the net after-tax earnings from operations to reflect only those results of the ongoing business.

Gross Premiums Written

Mr. Michelson said, “Market conditions continue to be competitive but we are starting to see overall single digit rate increases with some consistency in our traditional commercial businesses which contributed to the growth in the Transportation component. We are also filing rate increases in our Specialty Personal Lines products. We felt the effects of the actions we took in 2011 related to two products in the program business portion of our ART component which contributed to the quarter over quarter decline in total gross premiums written.”

The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2012		2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$76,438	58.7%	$80,861	60.2%
Transportation	35,207	27.0%	34,097	25.4%
Specialty Personal Lines	13,053	10.0%	14,660	10.9%
Hawaii and Alaska	3,880	3.0%	3,678	2.7%
Other	1,647	1.3%	1,017	0.8%

Gross premiums written	$130,225	100.0%	$134,313	100.0%

Alternative Risk Transfer (ART): The 6% decline for the quarter in this component is attributable to changes in 2011 related to the two program business products, one of which had significant underwriting actions and another which was terminated. Excluding these programs, the ART component grew 5.1% in the 2012 first quarter when compared to the 2011 first quarter. Existing ART programs, including those initiated in 2011, continue to experience growth, both from the addition of new customers and an increase in exposures on renewal business, and the Company continues to renew a high percentage of its customers in group ART programs.

Transportation: The Transportation component grew 3% in the 2012 first quarter. This growth resulted primarily from the truck product with an increase in both exposures and rates during the quarter. Quarter over quarter variances in other products in this component were not significant.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component declined throughout 2011 which continued in the 2012 first quarter. Underwriting and pricing actions related to the commercial vehicle product and a trend towards purchasing direct versus through agents for the recreational vehicle product have adversely affected the top line for this component.

Hawaii and Alaska: 2012 first quarter gross premiums written in this component were 6% ahead of the 2011 first quarter. For the past several quarters, Hawaii and Alaska gross premiums have varied between single digit growth and single digit decline.

Summary Comments:

“The 2012 first quarter was a mixed bag,” stated Mr. Michelson. “Our top line and underwriting results are off to a slow start, but investment income was strong and we again achieved a double digit ROE. We remain confident that the 2012 first quarter gross premiums written and underwriting variances are not predictors for the remainder of 2012 and we can maintain combined ratios in the low mid 90s.”

Quarterly Dividend

The Company’s Board of Directors approved a quarterly dividend of $0.10 per share on April 26, 2012. The cash dividend will be payable on June 15, 2012 to shareholders of record of the Company’s common stock as of the close of business on May 29, 2012.

Earnings Conference Call

The Company will hold a conference call to discuss the 2012 first quarter results tomorrow, Thursday, May 3, 2012 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

An Insurance Experience Built Around You.

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011 (c)
Operating Data:
Gross premiums written	$130,225	$134,313

Net premiums written	$106,715	$110,252

Premiums earned	$110,125	$105,139
Net investment income	9,183	6,902
Net realized gains on investments (*)	1,742	1,200
Other	829	1,116

Total revenues	121,879	114,357
Losses and loss adjustment expenses	80,553	74,659
Commissions and other underwriting expenses	21,534	20,495
Other operating and general expenses	4,930	4,541
Expense on amounts withheld	1,040	840
Interest expense	62	54

Total expenses	108,119	100,589

Income before income taxes	13,760	13,768
Provision for income taxes	4,014	4,350

Net income	$9,746	$9,418

Per Share Data:
Net income per common share, basic	$0.50	$0.49
Net income per common share, assuming dilution	$0.50	$0.48

Weighted number of common shares outstanding, basic	19,409	19,366
Weighted number of common shares outstanding, diluted	19,543	19,475

Cash dividend per common share	$0.10	$0.09

(*) Consists of the following:
Realized gains before impairment losses	$1,822	$1,200

Total losses on securities with impairment charges	(80)	—
Non-credit portion recognized in other comprehensive income	—	—

Net impairment charges recognized in earnings	(80)	—

Net realized gains on investments	$1,742	$1,200

GAAP Ratios:
Losses and loss adjustment expense ratio	73.1%	71.0%
Underwriting expense ratio	23.3%	22.8%

Combined ratio	96.4%	93.8%

Return on equity (a)	11.0%	12.1%
Average shareholders’ equity	$355,972	$311,745

	At March 31,	At December 31,
	2012	2011
Balance Sheet Data (GAAP):
Cash and invested assets	$1,047,528	$1,021,104
Reinsurance recoverable	192,993	199,081
Intangible assets	8,582	8,660
Total assets	1,543,000	1,523,378
Unpaid losses and loss adjustment expenses	781,845	776,576
Debt	22,000	22,000
Total shareholders’ equity	$363,046	$348,899
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$342,222	$331,832
Book value per common share, basic (at period end)	$18.70	$17.99
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.63	$17.11
Common shares outstanding at period end (b)	19,414	19,398

(a)	The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period
(b)	Common shares outstanding at period end include all vested common shares. At March 31, 2012 and December 31, 2011 there were 60,000 and 73,800, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.
(c)	2011 results have been retrospectively adjusted for the changes to accounting for deferred policy acquisition costs required under Accounting Standards Update No. 2010-26.